AJ Robbins CPA, LLC Certified Public Accountants

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the inclusion of our Auditors' Report, dated December 23, 2020 on the financial statements of W. Y Group Inc. as of November 30, 2020 and for the period from November 12, 2020 (inception) to November 30, 2020, included in the Form 1-A Tier II Offering. We also consent to application of such report to the financial information in the Form 1-A Tier II Offering, when such financial information is read in conjunction with the financial statements referred to in our report.

/s/ AJ Robbins CPA, LLC

Denver, Colorado

January 8, 2021

aj@ajrobbins.com

3773 Cherry Creek North Drive, Suite 575 East, Denver, Colorado 80209

(B)303-331-6190   (M)720-339-5566   (F)303-845-9078